Exhibit 2(b).6

UNSECURED PROMISSORY NOTE

MARCH 9, 2009

FOR VALUE RECEIVED, the undersigned, CDC Delaware Corp. (the “Maker”), promises to pay to the order of JAYHAWK PE CO-INVEST BLOCKER CORP., a Cayman Islands company (herein the “Payee” and, along with each subsequent holder of this Note, referred to as the “Holder”), Eight Hundred Eighty Eight Thousand Four Hundred Ninety and  50/100 Dollars ($888,490.50), with interest on the outstanding principal balance of this Note as set forth below.

Interest shall be calculated on the basis of three hundred and sixty (360) days per year for the actual number of days elapsed, and shall accrue on the outstanding balance of this Note until fully paid at a simple interest rate of eight percent (8%) per annum. The principal and accrued interest of this Note shall be payable in two (2) installments, the first installment of Four Hundred Fourteen Thousand Six Hundred Twenty Eight and  90/100 Dollars ($414,628.90), together with accrued interest thereon being due March 9, 2010 and the second and final installment of Four Hundred Seventy Three Thousand Eight Hundred Sixty One and  60/100 Dollars ($473,861.60), together with accrued interest thereon shall be due on September 9, 2010. at which time the entire outstanding principal balance together with all accrued and unpaid interest thereon shall be due and payable in full (“Maturity”).

The principal hereof and interest hereon shall be payable in lawful money of the United States of America, to Payee at 5410 West 61st Place, Suite 100, Mission, KS 66205, or at such other place as the Holder hereof may designate in writing to the Maker. All payments hereunder received from the Maker by the Holder shall be applied first to interest to the extent then accrued and then to principal. Principal and/or interest under this Note may be prepaid by Maker, in whole or in part, at any time and from time to time, without penalty

In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by the Maker or inadvertently received by the Holder, then such excess sum shall be credited as a payment of principal, unless the Maker shall notify the Holder, in writing, that the Maker elects to have such excess sum returned to it forthwith. It is the express intent hereof that the Maker not pay and the Holder not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Maker under applicable law.

No act of omission or commission of the Holder, including specifically any failure to exercise any right, remedy, or recourse, shall be effective unless set forth in a written document executed by the Holder, and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy, or recourse as to any subsequent event.

The Maker hereby waives demand, presentment of payment, notice of nonpayment, protest, notice of protest with respect to this Note.

Whenever used in this Note, the words “Maker” and “Holder” shall be deemed to include the Maker and the Holder named in the opening paragraph of this Note, and their respective heirs, executors, administrators, legal representatives, successors, and assigns. It is expressly understood and agreed that the Holder shall never be construed for any purpose as a partner, joint venturer, co-principal, or associate of the Maker, or of any person or party claiming by, through, or under the Maker in the conduct of their respective businesses.

Each notice, demand or other communication under this Note shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other party). Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering party; (b) if sent by post within the same country, on the third (3rd) day following posting, and if sent by post to another country, on the fifth (5th) day following posting, and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch. The initial address and facsimile for the parties for the purposes of this Note are:

(a) If to Maker, to:

CDC Delaware Corp.

c/o CDC Software

Two Concourse Parkway

Suite 800

Atlanta, Georgia 30328 USA

Attn.: General Counsel

Facsimile:

(b) If to Holder, to:

Jayhawk PE Co-Invest Blocker Corp.

c/o Walkers SPV Limited

Walker House

87 Mary Street

George Town, Grand Cayman

KY1-9002, Cayman Islands

Attn: Mike Schmitz

The following events if not cured by Maker shall constitute Events of Default:

(a) Failure by Maker to make any payment of principal or interest due hereunder within ten ((10) business days of its due date, unless otherwise agreed by Holder; or

(b) Failure by Maker or its affiliated group to maintain total aggregate Cash & Cash Equivalents and Short-term Marketable Securities of at least USD$15,000,000, that is not cured within sixty (60) days after written notice of such failure by Holder to Maker; or

(c) Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of action by Maker in furtherance of any of the foregoing.

(d) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

Remedies.

(a) Upon the occurrence of an uncured Event of Default specified above, Holder may, by written notice to Maker, declare this Note to be due and payable, whereupon the principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an uncured Event of Default specified above), the unpaid principal balance of, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Holder.

(c) Upon nonpayment of the Note at Maturity or upon the occurrence of an uncured Event of Default specified above and acceleration of the Note, the applicable interest rate shall increase and the entire unpaid principal amount of this Note shall thereafter bear default interest until paid at a simple interest rate of fifteen percent (15%) per annum.

Time is of the essence of this Note.

This Note shall be construed and enforced in accordance with the laws of the State of Delaware. The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto. All references herein to any document, instrument, or agreement shall be deemed to refer to such document, instrument, or agreement as the same may be amended, modified, restated, supplemented, or replaced from time to time.

IN WITNESS WHEREOF, the undersigned Maker has executed this instrument under seal as of the day and year first above written.

CDC DELAWARE CORP.

By:	/s/ Matthew Lavelle
Name:	Matthew Lavelle
Title:	President

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